Exhibit 10.3

EXECUTION COPY

$250,000,000

LETTER OF CREDIT AGREEMENT

dated as of

June 13, 2006

between

THE INTERPUBLIC GROUP OF COMPANIES, INC.

and

CITIBANK, N.A.

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TABLE OF CONTENTS
(continued)

Page

Schedules

Schedule 2.01(e) - Existing Letters of Credit

Exhibits

Exhibit A	-	Form of Backstop Letter of Credit
Exhibit B-1	-	Form of Initial Backstop Letter of Credit
Exhibit B-2	-	Form of Sterling Backstop Letter of Credit
Exhibit C	-	Form of Morgan Stanley Guarantee
Exhibit D-1	-	Form of Opinion of Cleary Gottlieb Steen & Hamilton LLP
Exhibit D-2	-	Form of Opinion of In-House Counsel for the Company

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LETTER OF CREDIT AGREEMENT

Dated as of June 13, 2006

THE INTERPUBLIC GROUP OF COMPANIES, INC., a Delaware corporation (the “Company”), and CITIBANK, N.A. (“Citibank”) hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Adjusted Available Amount” of any Letter of Credit means, at any time of determination, with respect to:

(a)          any Letter of Credit denominated in Dollars and any Sterling Letter of Credit, the Available Amount of such Letter of Credit at such time; and

(b)          any Letter of Credit (other than a Sterling Letter of Credit) denominated in a Committed L/C Currency other than Dollars, 105% of the Available Amount of such Letter of Credit as of the later of (x) the date of issuance of such Letter of Credit, (y) the most recent date that a Backstop Letter of Credit Adjustment was effected in respect of such Corresponding Backstop Letter of Credit (A) pursuant to Section 2.06(a) hereof upon any amendment of such Letter of Credit or (B) pursuant to Section 2.06(b) or (c) hereof upon demand by Citibank or the Company (as the case may be), and (z) the most recent date that a deposit into any L/C Cash Deposit Account was made in respect of such Letter of Credit pursuant to the second sentence of Section 2.04(c) or Section 2.06(b) hereof.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agreement” means this Letter of Credit Agreement.

“Applicable Interest Rate” means 2% plus (a) in the case of any Dollar-denominated L/C Disbursement, the Federal Funds Rate, and (b) in the case of any L/C Disbursement denominated in any other Committed L/C Currency, the reasonable and customary cost of such funds to Citibank, to the extent actually incurred, as provided to the Company in writing.

“Available Amount” of any Letter of Credit or Backstop Letter of Credit means, at any time of determination, the maximum amount available to be drawn under such Letter of Credit or Backstop Letter of Credit at such time (assuming compliance at such time with all conditions to drawing), converting all non-Dollar amounts into the Dollar Equivalent thereof as of (i) in the case of any issuance or amendment of such Letter of Credit or Backstop Letter of Credit, the date that notice requesting such issuance or amendment is provided by the Company pursuant to Section 2.02 hereof, and (ii) otherwise, such date of determination.

“Backstop L/C Issuer” means MSCS and any other issuer of a Backstop Letter of Credit reasonably agreed to by Citibank; provided that, for purposes of Section 3.02 hereof, MSCS shall no longer be considered a Backstop L/C Issuer eligible to issue or increase a Backstop Letter of Credit hereunder in the event that (i) any of the events or circumstances set forth in Section 6.01(e) hereto have occurred with respect to Morgan Stanley and are continuing, or (ii) Morgan Stanley shall have asserted in writing that the Morgan Stanley Guarantee is unenforceable against it.

“Backstop Letter of Credit” means any irrevocable standby letter of credit (including, for the avoidance of doubt, the Initial Backstop Letters of Credit), issued in favor of Citibank (on its own behalf and/or on behalf of any of its Affiliates issuing a Letter of Credit hereunder), substantially in the form of Exhibit A hereto or in such other form as shall be reasonably satisfactory to Citibank, by any Backstop L/C Issuer.

“Backstop Letter of Credit Adjustment” means any increase or decrease in the Available Amount of any Backstop Letter of Credit pursuant to Section 2.06 hereof.

“Backstop Letter of Credit Amendment” means any amendment to a Backstop Letter of Credit, increasing or decreasing the Available Amount thereof.

“Business Day” means a day of the year other than a Saturday or a Sunday or a day on which banking institutions in New York City or Chicago are authorized or required by law, regulation or executive order to close; provided, however, that if the applicable Business Day relates to any payment required to be made under a Sterling Letter of Credit or Sterling Backstop Letter of Credit, such day must also be a London Banking Day.

“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.

“Committed L/C Currencies” means Dollars, Sterling, lawful currency of Japan, lawful currency of Canada, lawful currency of Australia, Euro and any other currency requested by the Company and reasonably agreed by Citibank.

“Commitment Termination Event” has the meaning specified in Section 6.01.

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“Common Stock” means the common stock, par value $0.10 per share, of the Company, or any other class of stock resulting from successive changes or reclassifications of such common stock consisting solely of changes in par value, or from par value to no par value, or as a result of a subdivision, combination, merger, consolidation or similar transaction in which the Company is a constituent corporation.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Company in its Consolidated financial statements as of such date.

“Corresponding Backstop Letter of Credit” means, as to any Letter of Credit, the related Backstop Letter of Credit (if any) which was issued or increased upon issuance of such Letter of Credit.

“Dollars” and the “$” sign each mean lawful currency of the United States of America.

“Early Termination Event” means, with respect to any Backstop Letter of Credit, the occurrence of an “Early Termination Date” as defined therein, or any other event or circumstance (other than a drawing against a Letter of Credit) provided for therein permitting or requiring any drawing thereunder.

“Effective Date” has the meaning specified in Section 3.01.

“Equivalent” in Dollars of any Committed L/C Currency (other than Dollars) on any date means the equivalent in Dollars of such currency determined by reference to the closing rate for the exchange of Dollars for such currency displayed on the preceding Business Day on the Bloomberg Composite Currency Monitor (unless otherwise indicated by the terms of this Agreement), and the “Equivalent” in any Committed L/C Currency (other than Dollars) of Dollars means the equivalent in such currency of Dollars determined by reference to the closing rate for the exchange of such currency for Dollars displayed on the preceding Business Day on the Bloomberg Composite Currency Monitor (unless otherwise indicated by the terms of this Agreement); provided that the Equivalent on any date of any amount outstanding under any Sterling Letter of Credit or Sterling Backstop Letter of Credit or on deposit in the Sterling L/C Cash Deposit Account shall be determined using the rate of $1.8544 to £1.000.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Company’s controlled group, or under common control with the Company, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (b) the application for a minimum funding

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waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Company or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Company or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f)  the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“Euro” means the lawful currency of the European Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the European Monetary Union legislation.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by Citibank from three Federal funds brokers of recognized standing reasonably selected by it.

“Fundamental Change” means (a) a “person” or “group” within the meaning of Section 13(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) other than the Company, its Subsidiaries or any employee benefit plan of the Company or any of its Subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that the person or group has become the direct or indirect ultimate “beneficial owner”, as defined in Rule 13d-3 under the Exchange Act, of the common stock of the Company representing more than 50% of the voting power of its common stock; (b) consummation of any share exchange, consolidation or merger of the Company pursuant to which the Common Stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than a Subsidiary of the Company; provided, however, that a transaction where the holders of more than 50% of all classes of the common equity of the Company immediately prior to the transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee immediately after the event shall not be a Fundamental Change; or (c) the Company is liquidated or dissolved or holders of its Capital Stock approve any plan or proposal for its liquidation or dissolution.

“Initial Backstop Letter of Credit” means each of the Backstop Letters of Credit issued by MSCS on the Effective Date in the forms and with the initial Available Amounts set forth in Exhibits B-1 and B-2 hereto.

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“L/C Cash Deposit Account” means any of (a) the Sterling L/C Cash Deposit Account, (b) the interest-bearing Dollar-denominated cash deposit account, and (c) with respect to Special Letters of Credit after the 15th day prior to the Maturity Date, any other interest-bearing cash deposit account denominated in any other currency, in each case to be established and maintained by Citibank pursuant to Section 2.04 hereof, over which Citibank shall have sole dominion and control, upon terms as may be satisfactory to Citibank.

“L/C Disbursement” means a payment by Citibank in respect of any drawing under a Letter of Credit.

“Letter of Credit” has the meaning specified in Section 2.01(a).

“Letter of Credit Commitment” means the obligation of Citibank to issue Letters of Credit for the account of the Company hereunder in an aggregate Available Amount of up to $250,000,000, as the same may be reduced or terminated from time to time pursuant to Section 2.08 hereof, or increased with the written consent of Citibank.

“London Banking Day” means a day on which commercial banks are open for business in London.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or results of operations of the Company and its Consolidated Subsidiaries taken as a whole, (b) the rights and remedies of Citibank under this Agreement or (c) the ability of the Company to perform its obligations under this Agreement.

“Maturity Date” means June 15, 2009.

“Maximum Amount” means, as of any date of determination, an amount equal to the sum of (a) the Available Amount of all outstanding Backstop Letters of Credit as of such date and (b) the Dollar Equivalent of the amounts (if any) credited to all L/C Cash Deposit Accounts as of such date.

“Morgan Stanley Guarantee” means the guarantee by Morgan Stanley of all obligations of MSCS under the Backstop Letters of Credit, in substantially the form attached hereto as Exhibit C.

“MSCS” means Morgan Stanley Capital Services Inc., in its capacity as Backstop L/C Issuer.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, subject to Title IV of ERISA that (a) is maintained for employees of the Company or any ERISA Affiliate and at least one Person other than the Company and the ERISA Affiliates or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

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“Officer” means the chairman of the board, the chief executive officer, the president, the chief financial officer, any vice president, the treasurer or the secretary of the Company.

“Officer’s Certificate” means a certificate signed by an Officer or attorney-in-fact.

“Payment Office” means, with respect to Citibank, the office identified in Section 7.02 hereof or such other office of Citibank as Citibank may from time to time specify to the Company in writing.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Potential Commitment Termination Event” means any Commitment Termination Event or any event that would constitute a Commitment Termination Event but for the requirement that notice be given or time elapse or both.

“SEC” means the U.S. Securities and Exchange Commission.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, subject to Title IV of ERISA that (a) is maintained for employees of the Company or any ERISA Affiliate and no Person other than the Company and the ERISA Affiliates or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Letter of Credit” has the meaning specified in Section 2.01(c).

“Sterling” and “£” each mean the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

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“Sterling Available Amount” of any Sterling Letter of Credit or Sterling Backstop Letter of Credit means, at any time of determination, the maximum Sterling amount available to be drawn under such Letter of Credit or Backstop Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Sterling Backstop Letter of Credit” means the Sterling-denominated Backstop Letter of Credit in the form of Exhibit B-2 hereto, issued by MSCS on the Effective Date, and any replacement or other Backstop Letter of Credit denominated in Sterling issued by MSCS or another Backstop L/C Issuer agreed to by Citibank.

“Sterling L/C Cash Deposit Account” means an interest-bearing, Sterling-denominated cash deposit account to be established and maintained by Citibank pursuant to Section 2.04 hereof, over which Citibank shall have sole dominion and control, upon terms as may be satisfactory to Citibank.

“Sterling Letter of Credit” means any Sterling-denominated Letter of Credit, to the extent designated as a “Sterling Letter of Credit” for purposes of this Agreement pursuant to Section 2.01(b) hereof.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Termination Date” means the date of any termination in whole of Citibank’s obligation to issue Letters of Credit hereunder pursuant to Section 6.01 or any termination in whole of the Letter of Credit Commitment pursuant to Section 2.08 hereof.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person.

Section 1.02. Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” Unless otherwise specified herein, all references to time shall mean New York City time, whether or not so expressed.

Section 1.03. Construction. The definition of terms herein (including those incorporated by reference to another document) apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. The words “include” and “including” shall be deemed to be

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followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “hereof”, “herein”, “hereunder” and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (d) article, section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. The section headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation hereof in any respect.

ARTICLE 2

AMOUNT AND TERMS OF THE LETTERS OF CREDIT

Section 2.01. The Letters of Credit. (a) General. Citibank agrees, on the terms and conditions hereinafter set forth, to issue letters of credit (each, a “Letter of Credit”) for the account of the Company, and for the account of any Subsidiary of the Company as the Company may from time to time specify in a notice of issuance hereunder, from time to time on any Business Day during the period from the Effective Date until 30 days before the Maturity Date in an aggregate Available Amount not to exceed the amount of the Letter of Credit Commitment. Each Letter of Credit shall be issued in an Available Amount of not less than $10,000. No Letter of Credit shall have an expiration date (including all rights of the Company or the beneficiary to require renewal) later than the earlier of (x) 15 days prior to the Maturity Date or (y) the date that is one year after the issuance thereof; provided that any Letter of Credit which provides for automatic one-year extension(s) of such expiration date shall be deemed to comply with the foregoing requirement if Citibank has the unconditional right to prevent any such automatic extension from taking place.

(b)          Sterling Letters of Credit. Certain Letters of Credit denominated in Sterling may from time to time be designated as “Sterling Letters of Credit” for purposes of this Agreement in accordance with the provisions of this Section 2.01(b).

(i)           The Company may cause a newly issued Letter of Credit to be designated as a “Sterling Letter of Credit” hereunder by so indicating in the notice of issuance provided to Citibank with respect to such Letter of Credit pursuant to Section 2.02(a).

(ii)          The Company may cause an already outstanding Letter of Credit to be designated as a “Sterling Letter of Credit” hereunder at any time by providing a written notice of such designation to Citibank, and such designation shall be effective at the time of receipt thereof by Citibank.

(iii)        Each of the Letters of Credit set forth in Schedule 2.01(e) hereto under the heading “Sterling Letters of Credit” shall as of the Effective Date be a “Sterling Letter of Credit” for purposes of this Agreement.

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(iv)         The aggregate Sterling Available Amount of all Sterling Letters of Credit outstanding at any time shall not exceed the sum of (x) the Sterling Available Amount of all Sterling Backstop Letters of Credit at such time outstanding and (y) the amount in Sterling on deposit in the Sterling L/C Cash Deposit Account at such time.

(v)          Any portion of the Sterling Available Amount of a Letter of Credit (rather than the entire Sterling Available Amount thereof) may be designated by the Company as a “Sterling Letter of Credit” pursuant to clauses (i) or (ii) above, if designation of the entire Sterling Available Amount would cause the limits under clause (iv) above to be exceeded. The remaining portion of the Sterling-denominated Available Amount of any such Letter of Credit will not be considered to be a Sterling Letter of Credit hereunder, and will be subject to the provisions of this Agreement applicable to any other Letter of Credit denominated in a Committed L/C Currency other than Dollars (including, for the avoidance of doubt, the requirement that there be a Dollar-denominated Covering Backstop Letter of Credit and/or an amount on deposit in an L/C Cash Deposit Account sufficient to cover the Adjusted Available Amount of that portion of such Letter of Credit).

(c)          Special Letters of Credit. Notwithstanding anything to the contrary in the this Section 2.01, but subject to Section 2.04(c) hereof, Letters of Credit may have expiration dates as mutually agreed upon by the Company and Citibank (any such Letters of Credit with expiration dates after 15 days prior to the Maturity Date, “Special Letters of Credit”).

(d)          Issuance by Affiliates. Citibank may satisfy its obligations to issue any Letter of Credit hereunder by causing any of its Affiliates, as reasonably agreed to by the Company from time to time, to issue such Letter of Credit for the account of the Company. The parties hereby agree that Citibank may fulfill its obligation to issue any Sterling-denominated Letter of Credit hereunder by causing Citibank International plc to issue such Letter of Credit.

(e)          Existing Letters of Credit. Each letter of credit listed on Schedule 2.01(e) hereto shall on the Effective Date be deemed to constitute a Letter of Credit issued hereunder.

Section 2.02. Procedures for Issuance or Amendment of Letters of Credit. (a) Notice of Issuance or Amendment. Each Letter of Credit shall be issued (other than on the Effective Date) or amended upon notice given to Citibank by the Company not later than 11:00 a.m. (New York City time) on the fifth Business Day prior to the date of the proposed issuance or amendment of such Letter of Credit (or on such shorter notice as Citibank may agree). Each such notice of issuance or amendment of a Letter of Credit shall be by telephone, confirmed immediately in writing, or facsimile.

(b)          Initial Issuance. In the case of a request for an initial issuance of a Letter of Credit, such written notice shall specify the requested (i) date of such issuance (which shall be a Business Day), (ii) Committed L/C Currency and Available Amount of such Letter of Credit (expressed in Dollars and, if not Dollar-denominated, in the Committed L/C Currency in which it is to be issued) and, in the case of a Sterling-denominated Letter of Credit, shall specify whether such Letter of Credit or any portion thereof shall be designated a Sterling Letter of Credit for

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purposes of this Agreement, (iii) expiration date of such Letter of Credit (which shall comply with the requirements of Sections 2.01(a) and (c) hereof), (iv) name and address of the beneficiary of such Letter of Credit, (v) account party (if other than the Company) of such Letter of Credit and (vi) form of such Letter of Credit.

(c)          Amendment. In the case of a request for an amendment of any outstanding Letter of Credit, such written notice shall specify the requested (i) Letter of Credit to be amended, (ii) effective date of the proposed amendment thereof (which shall be a Business Day), and (iii) amount of the proposed reduction or increase (if any) in the Available Amount thereof (expressed in Dollars and, if not Dollar-denominated, in the Committed L/C Currency in which such Letter of Credit is denominated) to be effected by such amendment.

(d)          Execution and Delivery. If the requested form of such Letter of Credit or of such amendment (to the extent different from the form of amendment, if any, provided for under such Letter of Credit) is acceptable to Citibank in its reasonable discretion, Citibank will, upon fulfillment of the applicable conditions set forth in Article 3 hereof (if applicable), make such Letter of Credit available to the Company at its office referred to in Section 7.02 or as otherwise agreed with the Company in connection with such issuance or, subject to the prior written consent of the beneficiary of such Letter of Credit, enter into such amendment, as the case may be.

Section 2.03. Fees. (a) Commitment Fees. The Company shall pay to Citibank a fee in Dollars on the average daily amount of the Letter of Credit Commitment during each calendar quarter ending on the last day of each March, June, September and December (but (i) commencing with the period beginning on and including the Effective Date and ending on but excluding September 30, 2006, and (ii) ending with the period beginning on and including March 31, 2009 and ending on but excluding the Maturity Date), at a rate per annum equal to 0.15%, payable in arrears on the third Business Day after an invoice of Citibank in respect thereof has been received by the Company.

(b)          Special Letter of Credit Fees. The Company shall pay to Citibank a fee in Dollars on the average daily aggregate Available Amount of all Special Letters of Credit issued by Citibank at the request of the Company hereunder and outstanding from time to time during each calendar quarter ending on the last day of each March, June, September and December (but (i) commencing with the period beginning on and including the Maturity Date and ending on but excluding September 30, 2009, and (ii) ending with the period beginning on and including the last day of the immediately preceding period and ending on but excluding the date that all Special Letters of Credit have expired or been terminated), at a rate per annum equal to 0.15%, payable in arrears on the third Business Day after an invoice of Citibank in respect thereof has been received by the Company.

Section 2.04. L/C Cash Deposit Account. (a) Establishment. As promptly as practicable after the Effective Date, and in no event later than 30 days thereafter, Citibank shall establish a Dollar-denominated L/C Cash Deposit Account and the Sterling L/C Cash Deposit Account and shall notify the Company thereof.

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(b)          Deposit at the Option of the Company. The Company may at any time, at its option, pay to Citibank for deposit in any L/C Cash Deposit Account additional funds (i) in connection with the issuance or amendment of a Letter of Credit hereunder, in order to satisfy the conditions precedent for such issuance or amendment or (ii) at any time, in order to provide coverage for outstanding Letters of Credit.

(c)          Mandatory Deposit by the Company. The Company shall, on the day that is 15 days prior to the Maturity Date, pay to Citibank for deposit in the Dollar-denominated L/C Cash Deposit Account an amount equal to 100% of the aggregate Adjusted Available Amount of all Special Letters of Credit then outstanding. From time to time thereafter, the Company shall make payments to Citibank for deposit to one or more L/C Cash Deposit Accounts in such amount, such currency and at such office of Citibank or an Affiliate of Citibank as Citibank may from time to time reasonably request in order to protect against currency fluctuation.

(d)          Deposit by Citibank upon Drawing under a Backstop Letter of Credit. In the event of any full or partial drawing by Citibank under any Backstop Letter of Credit for any reason, Citibank shall deposit the full amount of such drawing, less any amounts payable directly to Citibank for its own account pursuant to Section 2.05(e) hereof, into an L/C Cash Deposit Account denominated in the currency in which such drawing shall have been paid by the relevant Backstop L/C Issuer. Citibank shall, as promptly as practicable, notify the Company of (i) its receipt of any notice of the occurrence of any Early Termination Event under any Backstop Letter of Credit and (ii) the making by Citibank of, and/or the receipt of funds by Citibank in respect of, any full or partial drawing under any Backstop Letter of Credit.

(e)          Release of Funds to the Company. If at any time, for any reason:

(i)           the aggregate Adjusted Available Amount of all outstanding Letters of Credit (other than Sterling Letters of Credit) is less than the sum of (x) all amounts on deposit in the L/C Cash Deposit Accounts (other than the Sterling L/C Cash Deposit Account) at such time and (y) the aggregate Available Amount of all Backstop Letters of Credit (other than the Sterling Backstop Letters of Credit) at such time outstanding, by an amount at least equal to $500,000, then funds in an aggregate amount equal to such excess shall promptly be paid to the Company from one or more L/C Cash Deposit Accounts (other than the Sterling L/C Cash Deposit Account), as selected by the Company; or

(ii)          the aggregate Sterling Available Amount of all outstanding Sterling Letters of Credit is less than the sum of (x) all amounts on deposit in the Sterling L/C Cash Deposit Account at such time and (y) the aggregate Sterling Available Amount of the Sterling Backstop Letters of Credit at such time outstanding, by an amount at least equal to £500,000, funds in an aggregate amount equal to such excess shall promptly be paid to the Company from the Sterling L/C Cash Deposit Account.

Section 2.05. L/C Disbursements by Citibank. (a) Notice to the Company. Citibank shall, as promptly as practicable, notify the Company of its receipt of any demand from a

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beneficiary for payment under a Letter of Credit and whether it will make an L/C Disbursement pursuant thereto.

(b)          Optional Reimbursement by the Company for Non-Sterling Letters of Credit. Upon receipt by the Company of any such notice from Citibank of a demand for payment under any Letter of Credit, except to the extent relating to a Sterling Letter of Credit (or any portion of such Letter of Credit that is considered a Sterling Letter of Credit hereunder), the Company may, at its option, notify Citibank that it intends to pay directly to Citibank the full amount of such L/C Disbursement not later than the next Business Day, specifying in such notice the amount of such intended payment and the currency (which currency may be, at the Company’s option, the Committed L/C Currency in which such Letter of Credit is denominated or Dollars). In the event that the Company provides such notice, the Company shall make such payment to Citibank at its Payment Office not later than 5:00 p.m., New York City time, on the date specified in such notice.

(c)          Mandatory Reimbursement by the Company for Sterling Letters of Credit. Upon receipt by the Company from Citibank of any such notice of a demand for payment under any Sterling Letter of Credit and payment by Citibank of such L/C Disbursement, Citibank shall be entitled to withdraw funds in an amount up to the amount of such L/C Disbursement from the Sterling L/C Cash Deposit Account, and, in the event such funds are insufficient, shall provide notice thereof to the Company, whereupon the Company shall, not later than 5:00 p.m., New York City time on the fifth Business Day after receipt of such notice from Citibank, make payment in the full amount of such unreimbursed L/C Disbursement (in Sterling or, at the Company’s option, in Dollars) to Citibank at its Payment Office.

(d)          Reimbursement by Withdrawal from L/C Cash Deposit Accounts. In the event that, with respect to a drawing upon a Letter of Credit (other than a Sterling Letter of Credit), Citibank has not received a notice from the Company pursuant to paragraph (b) above or has not received any payment required to be made pursuant to paragraph (b) above within the time required, Citibank shall be entitled to withdraw funds in an amount up to the Dollar Equivalent amount of such L/C Disbursement, to the extent any such funds are available, from any L/C Cash Deposit Account (other than the Sterling L/C Cash Deposit Account).

(e)          Reimbursement by Drawing of Backstop Letters of Credit. In the event that Citibank has not been reimbursed in the full amount of any L/C Disbursement upon payment by the Company and/or upon withdrawal by Citibank of all funds on deposit in the relevant L/C Cash Deposit Accounts to the maximum extent permitted by the preceding paragraphs, Citibank shall be entitled, in each case to the extent permitted by and in accordance with the terms of the relevant Backstop Letter of Credit, (i) in the case of an L/C Disbursement in respect of a Letter of Credit other than a Sterling Letter of Credit, to draw against the Corresponding Backstop Letter of Credit (if any) outstanding in respect of such Letter of Credit in an amount equal to the remaining unreimbursed Dollar Equivalent amount of such L/C Disbursement, and (ii) in the case of any L/C Disbursement in respect of a Sterling Letter of Credit, to draw against the Sterling Backstop Letter of Credit in an amount equal to the remaining unreimbursed Sterling amount of such L/C Disbursement (or, to the extent a partial drawing in respect of the Sterling Backstop Letter of Credit is not permitted, in full).

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(f)           Overnight Interest upon Unreimbursed Amounts. The Company shall pay, within three Business Days of receipt by the Company of written demand therefor by Citibank, interest on unreimbursed L/C Disbursements made by Citibank (other than in respect of any Sterling Letter of Credit), at an annual interest rate on the amount of such L/C Disbursement equal to the Applicable Interest Rate with respect thereto: (i) from, and including, the date that is last day on which the Letter of Credit in respect of which such L/C Disbursement was made would, in accordance with its terms, have permitted such L/C Disbursement to made (regardless of whether such L/C Disbursement was, in fact, made on an earlier day), and (ii) to, but excluding, the earlier of (x) payment in full by the Backstop L/C Issuer of the Corresponding Backstop Letter of Credit with respect to such Letter of Credit and (y) two Business Days after the date such L/C Disbursement was paid by Citibank.

(g)          Mandatory Reimbursement by the Company upon Non-Payment by Backstop L/C Issuers. In the event that Citibank shall make any L/C Disbursement under any Letter of Credit (other than any Sterling Letter of Credit) and, to the extent not reimbursed pursuant to paragraphs (b) through (e) above, shall have demanded payment in full of an amount corresponding to such unreimbursed L/C Disbursement in accordance with the terms of, and shall not have received within the time required under, the relevant Corresponding Backstop Letter of Credit and any guarantee thereof (including without limitation the Morgan Stanley Guarantee) and any security agreement or similar instrument (if any) securing the obligations of the relevant Backstop L/C Issuer or any such guarantor, the Company shall, not later than five Business Days after receipt by the Company of written demand therefor from Citibank, reimburse Citibank in the amount of such unreimbursed L/C Disbursement. Upon payment in full to Citibank of such unreimbursed amount by the Company, the Company shall be subrogated to all of Citibank’s rights against such Backstop L/C Issuer and any such guarantor in respect of such Backstop Letter of Credit and any related rights, including without limitation Citibank’s rights under the relevant Backstop Letter of Credit, the Morgan Stanley Guarantee or any similar guarantee, and any security agreement or other documentation granting a security interest in any asset or property of such Backstop L/C Issuer or guarantor securing its obligations thereunder.

(h)          Currency Conversion Costs. The Company shall, in connection with any payment at its option in Dollars of an amount denominated in any Committed L/C Currency other than Dollars as provided for in this Section 2.05, promptly upon written demand reimburse Citibank for reasonable and customary costs actually incurred by Citibank in converting such Dollar amount into the relevant Committed L/C Currency.

(i)           Obligations Absolute. The obligations of the Company to reimburse Citibank for the amount of any L/C Disbursement as required by paragraph (g) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms hereof, under all circumstances whatsoever, including without limitation the following circumstances:

(i)    any lack of validity or enforceability of this Agreement or any Letter of Credit;

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(ii)   any change in the time, manner or place of payment of any Letter of Credit;

(iii) the existence of any claim, setoff, defense or other right which the Company may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person or entity for whom any such beneficiary or any such transferee may be acting), Citibank, or any other Person, whether in connection with this Agreement, any Letter of Credit or any unrelated transaction;

(iv) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(v)   payment by Citibank under a Letter of Credit against presentation of a draft or certificate that does not substantially comply with the terms of such Letter of Credit;

(vi)  any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Company in respect of this Agreement or any Letter of Credit; or

(vii)  any other circumstance or happening whatsoever, whether or not similar to any of the foregoing that might, but for the provisions of this Section 2.05(i), constitute a legal or equitable discharge of the Company’s obligations under Section 2.05(g) hereof.

Section 2.06. Backstop Letter of Credit Adjustments. (a) Increase of Backstop Letter of Credit upon Issuance of or Increase of Available Amount of Letter of Credit. In connection with any issuance of or increase in the Available Amount of any Letter of Credit pursuant to Section 2.02 hereof, the Company may cause a Backstop L/C Issuer to increase the Available Amount of any outstanding Backstop Letter of Credit by causing the relevant Backstop L/C Issuer to deliver to Citibank an executed Backstop Letter of Credit Amendment in respect of such Backstop Letter of Credit, increasing the Available Amount thereof in an amount equal to the Adjusted Available Amount of the Letter of Credit being issued or amended as of such date, and Citibank shall, to the extent the conditions to issuance of such Letter of Credit are otherwise fulfilled, execute and deliver to the Backstop L/C Issuer such Backstop Letter of Credit Amendment or otherwise consent in writing to such amendment, in accordance with the terms of such Backstop Letter of Credit.

(b)          Mandatory Increase of Backstop Letter of Credit. At any time that the aggregate Available Amount of any one or more Letters of Credit (other than any Sterling Letter of Credit) exceeds the Available Amount of the Corresponding Backstop Letter of Credit outstanding in respect thereof, Citibank may require the Company to request that the Backstop L/C Issuer deliver to Citibank a Backstop Letter of Credit Amendment increasing the Available Amount of such Backstop Letter of Credit in an amount sufficient to cause the Available Amount thereof to equal the aggregate Adjusted Available Amount of such Letters of Credit as of such date (and

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Citibank shall, upon receipt thereof from the Backstop L/C Issuer, execute and deliver such Backstop Letter of Credit Amendment to the Backstop L/C Issuer or otherwise consent in writing to such amendment in accordance with the terms of such Backstop Letter of Credit). Notwithstanding the foregoing, the Company shall not be required to provide any such Backstop Letter of Credit Amendment to the extent that there are amounts on deposit in any L/C Cash Deposit Account (other than the Sterling L/C Cash Deposit Account) such that the sum of (i) all amounts on deposit in all L/C Cash Deposit Accounts (other than the Sterling L/C Cash Deposit Account) and (ii) the aggregate Available Amount of all Backstop Letters of Credit (other than any Sterling Backstop Letter of Credit) at such time outstanding, would equal or exceed the aggregate Adjusted Available Amount (calculated, with respect to the Letter or Letters of Credit pertaining to such Corresponding Backstop Letter of Credit, as if each such Letter of Credit had been issued on such date) of all Letters of Credit (other than Sterling Letters of Credit) at such time outstanding. The Company may, at its option, make payment to Citibank for deposit in any L/C Cash Deposit Account (other than the Sterling L/C Cash Deposit Account) in an amount sufficient to cause the condition set forth in the preceding sentence to be true, and thereby to avoid an obligation to deliver a Backstop Letter of Credit Amendment hereunder. In the event that, within 7 Business Days after such request has been communicated to the Company, such Backstop Letter of Credit Amendment shall not have been delivered to Citibank or such deposit to the appropriate L/C Cash Deposit Account shall not have been made, Citibank may, in accordance with and to the extent permitted under the terms of such Backstop Letter of Credit, draw the full Available Amount thereunder for deposit into the appropriate L/C Cash Deposit Account.

(c)          Decrease of Backstop Letter of Credit at the Company’s Option. At any time that the aggregate Adjusted Available Amount of all Letters of Credit covered by any single Corresponding Backstop Letter of Credit (calculated, for purposes of this Section 2.06(c), as if each such Letter of Credit had been issued on such date of determination) is less than the Available Amount of such Corresponding Backstop Letter of Credit by an amount at least equal to $500,000 or the Equivalent thereof in other currencies, the Company may request that the relevant Backstop L/C Issuer deliver to Citibank an executed Backstop Letter of Credit Amendment decreasing the Available Amount of such Backstop Letter of Credit in an amount sufficient to cause the Available Amount thereof to equal the aggregate Adjusted Available Amount of such Letters of Credit as of the date of such Backstop Letter of Credit Amendment, and upon receipt thereof Citibank shall execute and deliver to the Backstop L/C Issuer such Backstop Letter of Credit Amendment or other written consent to such amendment in accordance with the terms of such Backstop Letter of Credit.

(d)         Issuance of or Increase in Backstop Letter of Credit at the Company’s Option. Notwithstanding anything to the contrary in this Agreement, the Company may, at any time and from time to time at its option (whether in order to replace an outstanding Backstop Letter of Credit with another Backstop Letter of Credit issued by a different Backstop L/C Issuer, or to cause amounts on deposit in any L/C Cash Deposit Account to become available under Section 2.04(e) hereof, or otherwise), cause a Backstop L/C Issuer to issue a new Backstop Letter of Credit and/or to increase the Available Amount under any one or more outstanding Backstop Letters of Credit by delivering to Citibank an executed Backstop Letter of Credit Amendment in respect thereof, and Citibank shall upon receipt of any such Backstop Letter of Credit

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Amendment execute and deliver the same to the Backstop L/C Issuer or otherwise consent in writing to such amendment in accordance with the terms of such Backstop Letter of Credit; provided that Citibank shall not be required to (but may in its discretion) accept Backstop Letters of Credit with an Available Amount exceeding, in the aggregate, the Letter of Credit Commitment.

Section 2.07. Payments and Computations. (a) Except as otherwise expressly provided in this Agreement, the Company shall make each payment hereunder not later than 12:00 noon (New York City time) on the day when due in Dollars to Citibank at its Payment Office in same day funds and without deduction, set off or counterclaim.

(b)          All computations of Letter of Credit fees shall be made on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable.

(c)          Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

Section 2.08. Optional Termination or Reduction of Commitment. The Company shall have the right, upon at least three Business Days’ notice to Citibank, permanently to terminate in whole or to reduce in part the unused portion of the Letter of Credit Commitment.

ARTICLE 3

CONDITIONS TO EFFECTIVENESS AND ISSUANCE

Section 3.01. Conditions Precedent to Effectiveness of Agreement. This Agreement shall become effective on the first date (the “Effective Date”) on which the following conditions have been satisfied or waived:

(a)          Citibank shall have received counterparts of this Agreement executed by the Company.

(b)          Citibank shall have received the executed Initial Backstop Letters of Credit and the Morgan Stanley Guarantee, in the forms of Exhibits B-1 and B-2 hereto, and Exhibit C hereto, respectively.

(c)          The Company shall have paid all invoiced accrued fees and expenses of Citibank (including the invoiced accrued fees and expenses of counsel to Citibank) payable on or prior to the Effective Date by the Company hereunder.

(d)          On the Effective Date, the following statements shall be true and Citibank shall have received a certificate signed by a duly authorized officer of the Company, dated the Effective Date, stating that:

(i)           the representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

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(ii)          no event has occurred and is continuing that constitutes a Potential Commitment Termination Event.

(e)          Citibank shall have received on or before the Effective Date the following, each dated the Effective Date, in form and substance satisfactory to Citibank:

(i)           Certified copies of the resolutions of the Board of Directors or the Finance Committee of the Board of Directors of the Company approving this Agreement, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.

(ii)          A certificate of the Secretary or an Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered by it hereunder on or prior to the Effective Date.

(iii)         Favorable opinions of Nicholas J. Camera, General Counsel of the Company, and of Cleary Gottlieb Steen & Hamilton LLP, counsel for the Company, substantially in the form of Exhibits D-2 and D-1 hereto, respectively.

(f)           Simultaneously with the effectiveness of this Agreement on the Effective Date, the Company shall terminate the commitments, and pay in full all indebtedness, interest, fees and other amounts outstanding under the Credit Agreement, dated as of May 10, 2004 and amended and restated on September 27, 2005 (as amended from time to time thereafter, the “Existing Credit Agreement”), among the Company, the lenders and issuing banks parties thereto and Citibank, as administrative agent and issuing bank.

Section 3.02. Conditions Precedent to Each Issuance. The obligation of Citibank to issue any Letter of Credit, or to amend any Letter of Credit in order to increase the Available Amount thereof, shall be subject to the conditions precedent that the Effective Date shall have occurred and that each of the following conditions shall have been satisfied or waived on the date of such issuance:

(a)          The following statements shall be true (and the giving of the applicable notice of issuance or amendment shall constitute a representation and warranty by the Company that on the date of such issuance or amendment such statements are true):

(i)           The representations and warranties contained in Section 4.01 (other than Section 4.01(e)(i)) are correct on and as of such date, before and after giving effect to such issuance or amendment, as though made on and as of such date;

(ii)          no Potential Commitment Termination Event has occurred and is continuing, or would result from such issuance or amendment, and

(iii)         the Termination Date has not occurred.

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(b)          Immediately prior to the issuance or amendment of such Letter of Credit, the Company shall have:

(i)           caused a Corresponding Backstop Letter of Credit in respect of such Letter of Credit to be issued and delivered to Citibank pursuant to Section 2.06(d) hereof,

(ii)          caused a Backstop Letter of Credit Adjustment to be effected in respect of an existing Backstop Letter of Credit pursuant to Section 2.06(a) hereof, or

(iii)         deposited an amount into an L/C Cash Deposit Account pursuant to Section 2.04(b) hereof,

in each case to the extent necessary such that immediately after giving effect to the issuance of such Letter of Credit, the aggregate Adjusted Available Amount of all Letters of Credit then outstanding shall not exceed the lesser of (x) the Maximum Amount and (y) the Letter of Credit Commitment at such time in effect.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of the Company. The Company represents and warrants as of the Effective Date and, except with respect to clause (e)(i) below, on the date of any issuance of, or increase in the Available Amount of, any Letter of Credit, as follows:

(a)          The Company is (i) a corporation duly organized, incorporated and validly existing under the laws of the State of Delaware, (ii) has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business and (iii) in good standing under the laws of the State of Delaware.

(b)          The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation of the Company or of any judgment, injunction, order, decree, material agreement or other material instrument binding upon the Company or result in the creation or imposition of any lien on any asset of the Company or any of its Consolidated Subsidiaries.

(c)          No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Company of this Agreement.

(d)          This Agreement has been duly executed and delivered by the Company and is the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to general principles of equity.

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(e)          There is no action, suit, investigation, litigation or proceeding pending against, or to the knowledge of the Company, threatened against the Company or any of its Consolidated Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a significant probability of an adverse decision that (i) except as disclosed in the Company’s reports filed with the SEC prior to the Effective Date, would have a Material Adverse Effect, or (ii) purports to affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

(f)           The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

(g)          The Company is not an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(h)          The Company, together with its Consolidated Subsidiaries taken as a whole, is Solvent.

(i)           To the knowledge of the treasurer of the Company: (i) the most recent Consolidated year-end balance sheet of the Company and its Consolidated Subsidiaries filed with the Securities and Exchange Commission (or, if not required so to be filed, delivered to Citibank pursuant to Section 5.10 hereof), and the related Consolidated statement of operations and cash flows of the Company and its Consolidated Subsidiaries for the fiscal year then ended, accompanied by an opinion of PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing, and (ii) the most recent subsequent Consolidated interim balance sheet of the Company and its Consolidated Subsidiaries filed with the Securities and Exchange Commission (or, if not required so to be filed, delivered to Citibank pursuant to Section 5.10 hereof), and the related Consolidated statements of operations and cash flows of the Company and its Consolidated Subsidiaries for the period then ended, in each case, in the form most recently so filed or delivered, fairly present in all material respects (subject, in the case of said interim balance sheet and related statements of operations and cash flows for the period then ended, to year-end audit adjustments) the Consolidated financial condition of the Company and its Consolidated Subsidiaries as at the date(s) of such balance sheet(s) and the Consolidated results of the operations and cash flows of the Company and its Consolidated Subsidiaries for the period(s) ended on such date, all in accordance with generally accepted accounting principles consistently applied.

ARTICLE 5

COVENANTS

So long as Citibank shall have any Letter of Credit Commitment hereunder, the Company:

Section 5.01. Preservation of Existence, Etc. Will preserve and maintain its existence, rights (constituent document and statutory) and franchises necessary in the normal conduct of its

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business, all to the extent material to the Company and its Consolidated Subsidiaries taken as a whole; provided, however, that the Company may consummate any merger or consolidation permitted under Section 5.02; and provided further that the Company shall not be required to preserve any right or franchise if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the normal conduct of the business of the Company and that the loss thereof is not material to the Company.

Section 5.02. Mergers, Etc. Will not (a) consolidate with or merge with or into any Person, (b) sell, convey, lease, transfer, or otherwise dispose of all or substantially all of its assets as an entirety or substantially an entirety, in one transaction or a series of related transactions, to any Person or (c) permit any Person to merge with or into the Company unless:

(i)           either (x) the Company is the continuing Person or (y) the resulting, surviving or transferee Person is a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and expressly assumes in a manner satisfactory to Citibank all of the obligations of the Company under this Agreement; and

(ii)          the Company delivers to Citibank an Officer’s Certificate and an opinion of counsel, each in form and substance reasonably satisfactory to Citibank, stating that the consolidation, merger or transfer and the assumption referred to above (if any) comply with this Agreement.

Upon the consummation of any transaction effected in accordance with this Section 5.02, if the Company is not the continuing Person, the resulting, surviving or transferee Person will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement with the same effect as if such successor Person had been named as the Company in this Agreement. Nothing in the foregoing shall prejudice any rights of Citibank hereunder to the extent any such transaction permitted by this Section 5.02 shall constitute a Fundamental Change.

Section 5.03. Compliance with Laws. Will comply, and cause each of its Consolidated Subsidiaries to comply, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, except where the necessity of compliance is being contested in good faith or where failure to comply would not have a Material Adverse Effect.

Section 5.04. Payment of Taxes. Will pay and discharge, and cause each of its Consolidated Subsidiaries to pay and discharge, before the same shall become delinquent, all taxes, assessments and governmental charges or levies imposed upon it or upon its property, except where failure to do so would not have a Material Adverse Effect.

Section 5.05. Maintenance of Insurance. Will maintain, and cause each of its Consolidated Subsidiaries to maintain, all to the extent material to the Company and its Consolidated Subsidiaries taken as a whole, with responsible and reputable insurance companies or associations, physical damage insurance on all real and personal property on an all risks basis,

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covering the repair and replacement cost of all such property and consequential loss coverage for business interruption and extra expense, public liability insurance in an amount not less than $25,000,000 and such other insurance covering such other risks as is customarily carried by companies of established reputations engaged in similar businesses and owning similar properties in the same general areas in which the Company (or may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Company operates and to the extent consistent with prudent business practice); except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.06. Visitation Rights. Will, at any reasonable time and from time to time, permit Citibank or any agents or representatives thereof at their own expense, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and any of its Consolidated Subsidiaries, and to discuss the affairs, finances and accounts of the Company and any of its Consolidated Subsidiaries with any of their officers and with their independent certified public accountants, all as often as may reasonably be necessary to ensure compliance by the Company with its obligations hereunder.

Section 5.07. Keeping of Books. Will keep, and cause each of its Consolidated Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company in accordance with sound business practices and applicable statutory requirements so as to permit the preparation of the Consolidated financial statements of the Company in accordance with generally accepted accounting principles in effect from time to time.

Section 5.08. Maintenance of Properties. Will maintain and preserve, and cause each of its Consolidated Subsidiaries to maintain and preserve, all of its properties that are used and useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not have a Material Adverse Effect.

Section 5.09. Notice of Materially Adverse Proceedings. Will furnish to Citibank notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Company or any of its Consolidated Subsidiaries in which there is a significant probability of an adverse decision that (a) would have a Material Adverse Effect or (b) purports to affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

Section 5.10. Delivery of Financial Information. Will, at any time that the Company is not subject to Section 13 or Section 15(d) of the Exchange Act, deliver to Citibank (i) as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of the Company, the unaudited Consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such quarter and unaudited Consolidated statement of operations and cash flows of the Company and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, prepared in accordance with generally accepted accounting principles, and (ii) as soon as available and in any event within 95 days after the end of each fiscal year of the Company, a

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copy of the audited financial statements for such fiscal year for the Company and its Consolidated Subsidiaries, containing the Consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and Consolidated statement of operations and cash flows of the Company and its Consolidated Subsidiaries for such fiscal year, in each case accompanied by the report thereon of PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing.

ARTICLE 6

COMMITMENT TERMINATION EVENTS

Section 6.01. Commitment Termination Events. If any of the following events (each, a “Commitment Termination Event”) shall occur and be continuing:

(a)          The Company shall fail to make any payment of fees or other amounts payable under this Agreement within 5 Business Days after the same becomes due and payable;

(b)          Any representation or warranty made by the Company in this Agreement shall prove to have been incorrect in any material respect when made;

(c)          The Company shall fail to perform or observe any term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by Citibank; or

(d)          The Company or any of its Consolidated Subsidiaries shall fail to pay any principal of or premium or interest on any debt for borrowed money (but excluding debt outstanding hereunder and debt owed solely to the Company or to a Consolidated Subsidiary) of the Company or such Consolidated Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument creating or evidencing such debt; or the Company or any of its Consolidated Subsidiaries shall fail to perform or observe any covenant or agreement to be performed or observed by it in any agreement or instrument creating or evidencing any such debt and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure is to accelerate, or to permit the acceleration of, the maturity of such debt; or any other event shall occur or condition shall exist under any agreement or instrument creating or evidencing any such debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument (and remain uncured three Business Days after the chief executive officer, chief financial officer or principal accounting officer of the Company becomes aware or should have become aware of such event or condition), if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such debt; or any such debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such debt shall be required to be made, in each case prior to the stated maturity thereof; provided that the aggregate principal amount of all debt as to which any such payment defaults (whether or not at

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stated maturity thereof), failures or other events shall have occurred and be continuing exceeds $10,000,000; provided further that if any of the failures, actions, conditions or events set forth above in this subsection (d) shall be taken in respect of, or occur with respect to, a Consolidated Subsidiary, such failure, action, condition or event shall not be the basis for or give rise to a Commitment Termination Event under this subsection (d) unless such failure, action, condition or event is not cured or such amount has not been repaid within five Business Days after the chief executive officer, chief financial officer or principal accounting officer of the Company knows or has reason to know of the occurrence of such action or event;

(e)          The Company shall generally not pay its debts as such debts become due, or shall admit in writing in a judicial, regulatory or administrative proceeding or filing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Company shall have a resolution passed to authorize any of the actions set forth above in this subsection (e);

(f)         Judgments or orders for the payment of money in excess of $10,000,000 in the aggregate shall be rendered against the Company or any of its Consolidated Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgments or orders or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgments or orders, by reason of a pending appeal or otherwise, shall not be in effect;

(g)          The Company or any of its ERISA Affiliates shall incur liability, or in the case of clause (i) below, shall be reasonably likely to incur liability, in excess of $10,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Company or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; or

(h)          A Fundamental Change shall have occurred;

then Citibank may deliver notice of such Commitment Termination Event to the Company, whereupon Citibank’s obligation to issue Letters of Credit hereunder shall forthwith terminate. Each notice by Citibank pursuant to this Section 6.01 shall be delivered by mail to 1114 Avenue of the Americas, New York, New York 10036, (i) Attention: Nicholas J. Camera, Senior Vice President and General Counsel, by email to Nick.Camera@interpublic.com and by telephone to (212) 704-1343 and (ii) Attention: Ellen Johnson, Senior Vice President and Treasurer, by email

23

to Ellen.Johnson@interpublic.com and by telephone to (212) 704-1220 (but shall be deemed to have been received by the Company upon the first such notice to be received by Company).

ARTICLE 7

MISCELLANEOUS

Section 7.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by Citibank and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 7.02. Notices. All notices and other communications provided for hereunder shall be in writing (including facsimile communications) and mailed or telecopied or delivered:

if to the Company, The Interpublic Group of Companies 1114 Avenue of the Americas New York, New York 10036 Attention: Senior Vice President and Treasurer
Telephone:	(212) 704-1220
Fax:	(212) 704-2229

if to Citibank,

Citibank, N.A. Two Penns Way, Suite 200 New Castle, Delaware 19720
Attention:	Valerie Burrows
Telephone:	(302) 894-6065
Fax:	(212) 994-0961

with a copy to:

Citibank, N.A. 388 Greenwich Street New York, NY 10013
Attention:	Julio Ojea Quintana
Telephone:	(212) 816-8497
Fax:	(649) 291-1783

(or as to each such person at such other address as shall be designated by such person in a written notice to the other such person). All such notices and communications shall, when mailed or telecopied be effective when deposited in the mails or telecopied, respectively, except that notices and communications to Citibank pursuant to Article 2 or 3 shall not be effective until received by Citibank.

24

Section 7.03. No Waiver; Remedies. No failure on the part of Citibank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 7.04. Costs and Expenses. (a) The Company agrees to pay on written demand all reasonable out-of-pocket expenses of Citibank in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel for Citibank with respect thereto and with respect to advising Citibank as to its rights and responsibilities under this Agreement. The Company further agrees to pay on written demand all costs and expenses of Citibank, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for Citibank in connection with the enforcement of rights under this Section 7.04.

(b)          The Company agrees to indemnify and hold harmless Citibank and each of its Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all third party claims and all related damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) this Agreement or any of the transactions contemplated herein, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 7.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto. The Company also agrees not to assert any claim for special, indirect, consequential or punitive damages against Citibank or any of its Affiliates or directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to this Agreement or any of the transactions contemplated herein.

Section 7.05. Right of Set-Off. At any time that notice of an L/C Disbursement is given to the Company pursuant to Section 2.05(a) hereof, and the Company shall not make payment of the amount specified in such notice within one Business Day, Citibank and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by it or such Affiliate to or for the credit or the account of the Company against any and all of the obligations of the Company now or hereafter existing under this Agreement, whether or not Citibank shall have made any demand under this Agreement and although such obligations may be unmatured. Citibank agrees

25

promptly to notify the Company after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Citibank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that it may have.

Section 7.06. Binding Effect; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and Citibank and their respective successors and permitted assigns. Neither the Company nor Citibank shall have the right to assign its rights or duties hereunder or any interest herein without the prior written consent of the other party.

Section 7.07. Confidentiality. Citibank may not disclose to any Person any confidential, proprietary or non-public information of the Company furnished to Citibank by the Company (such information being referred to collectively herein as the “Confidential Information”), except that Citibank may disclose Confidential Information (i) to its Affiliates’ employees, officers, directors, agents and advisors who need to know the Confidential Information in connection with this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential on substantially the same terms as provided herein), (ii) to the extent requested by any applicable regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) to the extent necessary in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement for the benefit of the Company containing provisions substantially the same as those of this Section 7.07, to any assignee or prospective assignee, (vii) to the extent such Confidential Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 7.07 by Citibank, or (B) is or becomes available to Citibank on a nonconfidential basis from a source other than the Company that, to the knowledge of Citibank, is not in violation of any confidentiality agreement with the Company and (viii) with the consent of the Company. Notwithstanding anything herein to the contrary, Citibank may disclose to any and all Persons, without limitation of any kind, the U.S. tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to Citibank relating to such U.S. tax treatment and tax structure.

Section 7.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 7.09. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 7.10. Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto

26

agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures Citibank could purchase Dollars with such other currency at Citibank’s principal office in London at 11:00 A.M. (London time) on the Business Day on which banks are not required or authorized by law, regulation or executive order to close in London, United Kingdom (a “London Business Day”) preceding that on which final judgment is given.

(b)          If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in a Committed L/C Currency other than Dollars into Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures Citibank could purchase such Committed L/C Currency with Dollars at Citibank’s principal office in London at 11:00 A.M. (London time) on the London Business Day preceding that on which final judgment is given.

(c)          The obligation of the Company in respect of any sum due from it in any currency (the “Primary Currency”) to Citibank hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by Citibank, of any sum adjudged to be so due in such other currency, Citibank may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to Citibank in the applicable Primary Currency, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Citibank against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to Citibank in the applicable Primary Currency, Citibank agrees to remit to the Company such excess.

Section 7.11. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in the Borough of Manhattan, New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any Letter of Credit, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Company hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Company at its address specified pursuant to Section 7.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any Letter of Credit in the courts of any jurisdiction.

(b)          Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any Letter of Credit in any New York State or federal court. Each of the parties hereto hereby

27

irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 7.12. Substitution of Currency. If a change in any Committed L/C Currency occurs pursuant to any applicable law, rule or regulation of any governmental, monetary or multi-national authority, this Agreement will be amended to the extent determined by Citibank (acting reasonably and in consultation with the Company) to be necessary to reflect the change in currency and to put the Company in the same position, so far as possible, in which it would have been if no change in such Committed L/C Currency had occurred.

Section 7.13. No Liability Regarding Letters of Credit. None of Citibank, nor any of its Affiliates, or the respective directors, officers, employees, agents and advisors of Citibank or such Affiliate, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder, or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of Citibank; provided, however, that the foregoing shall not be construed to excuse Citibank from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by Citibank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or any failure to honor a Letter of Credit where Citibank is, under applicable law, required to honor it. The parties hereto expressly agree that, as long as Citibank has not acted with gross negligence or willful misconduct, Citibank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, Citibank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

Section 7.14. PATRIOT Act Notification. Citibank hereby notifies the Company that pursuant to the requirements of Section 326 of the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) and the promulgated regulations thereto (the “PATRIOT Act”), it is or may be required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow Citibank, as applicable, to identify the Company in accordance with the PATRIOT Act. The Company shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by Citibank in order to assist Citibank in maintaining compliance with the PATRIOT Act.

Section 7.15. WAIVER OF JURY TRIAL. EACH OF THE COMPANY AND CITIBANK HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT,

28

TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF CITIBANK IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

29

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

CITIBANK, N.A.

By: /s/ Eileen L. Casson
Name: Eileen L. Casson
Title: Vice President

THE INTERPUBLIC GROUP OF COMPANIES, INC.

By: /s/ Ellen Johnson
Name: Ellen Johnson
Title: Senior Vice President and Treasurer

30

Schedule 2.01(e)

EXISTING LETTERS OF CREDIT

Issuing Bank	Beneficiary	L/C Number	Expiration	Total Amount in USD
Citibank	Atlantic Mutual Companies	61634684	2/28/07	662,000
Citibank	Atlantic Mutual Companies	61634784	2/28/07	1,132,000
Citibank	W/9 ONS Real Estate Limited Partnership	61637584	3/31/07	600,000
Citibank	Lumbersmen Mutual Casualty Company et al.	61627884	12/31/06	76,000
Citibank	National Fire Insurance Company of Pittsburg, PA et al.	61627883	12/31/06	1,976,600
Citibank	375 Wilton Associates, LLC	61622264	11/4/06	300,000
Citibank	Catalpa Capital, LLC	61635744	1/31/07	200,000
Citibank	National Union Fire Insurance Company et al.	61636764	1/31/07	1,790,000
Citibank	Georgia Lottery Corporation	61643782	6/30/06	100,000
Citibank	Manmall, LLC	61645688	10/31/06	5,000,000
Citibank	American Contractors Indemnity Company and U.S. Specialty Insurance Company	61646158	11/30/06	1,453,814
Citibank	American International Underwriters Ltd. and/or American Reinsurance Company	61646498	12/30/06	36,000
Citibank	Matrix Realty, Inc.	61647629	9/30/07	190,000
Citibank	Citibank San Jose Branch, Costa Rica	61644004	12/31/06	137,984
Citibank	Citibank Sydney Branch, Australia	61619785	9/30/06	6,412,245
Citibank	Citibank International PLC Madrid Branch, Spain	61648557	3/20/07	2,816,278
Citibank	Citibank International PLC Madrid Branch, Spain	61648552	3/20/07	28,573,149
Citibank	National Union Fire Insurance Company of Pittsburg, PA et al.	61648584	1/31/07	1,600,000
Citibank International PLC Madrid Branch, Spain	Banco Nacional de Mexico, S.A.	3541	6/30/07	876,885
Citibank International PLC Madrid Branch, Spain	Banco Nacional de Mexico, S.A.	3540	6/30/07	745,353
Citibank	Westchester Fire Insurance Company	61650240	6/30/07	250,000

STERLING LETTERS OF CREDIT

Issuing Bank	Beneficiary	L/C Number	Expiration	Total Amount in USD
Citibank	GM TV Ltd.	61641819	4/29/07	3,152,480
Citibank	Channel Four Television Corp.	61641817	4/29/07	44,134,720
Citibank	ITV Plc. and its Subsidiaries	61641816	4/29/07	103,475,520

2

EXHIBIT A

[FORM OF BACKSTOP LETTER OF CREDIT]

No. [___]

[__________]

[NAME OF BENEFICIARY]

[ADDRESS OF BENEFICIARY]

Attention: [______________]

Ladies and Gentlemen:

We, MORGAN STANLEY CAPITAL SERVICES INC. (the “L/C Issuer”), hereby establish, at the request and for the account of THE INTERPUBLIC GROUP OF COMPANIES, INC. (the “Account Party”), in your favor, as beneficiary (the “Beneficiary”), our Irrevocable Standby Letter of Credit No. [IPG__-__] in an amount equal to the Available Amount (as defined below), effective immediately and expiring at 10:00 a.m. (New York City time) on the Termination Date (as defined below). For the purpose hereof, “Dollar” and “$” mean the lawful currency of the United States.

This Letter of Credit has been issued in your favor in support of certain letters of credit that you or your affiliates may issue for the account of the Account Party from time to time (the “Beneficiary L/Cs”). The “Available Amount” under this Letter of Credit means, at any time, (a) $[         ] minus (b) the amount of any reduction in the Available Amount required pursuant to a notice (the “Available Amount Reduction Notice”) delivered by the L/C Issuer prior to such time, which reduction shall take effect at 10:00 a.m. (New York City time) on the Available Amount Reduction Date minus (c) without duplication of any reduction pursuant to clause (b), the amount of any drawing hereunder prior to such time. “Available Amount Reduction Date” means the date specified as the Available Amount Reduction Date in an Available Amount Reduction Notice delivered not later than one Business Day prior to such specified date.

We hereby irrevocably authorize you to draw on us, in accordance with the terms and conditions hereof, upon the receipt by us of (a) your draft, payable at sight and (b) a certificate, in substantially the form of Annex A attached hereto, which shall be signed by one of your authorized representatives, in each case presented to the L/C Issuer on a day of the year other than a Saturday or a Sunday or a day on which banking institutions in New York City or Chicago, Illinois are authorized or required by law, regulation or executive order to close (a “Business Day”) on or before the termination hereof. “Termination Date” means the earlier of (a) [Not Later Than the Maturity Date] (the “Stated Expiration Date”) and (b) the Early Termination Date. “Early Termination Date” means the Business Day specified as the “Early Termination Date” in a notice of the termination of this Letter of Credit (an “Early Termination Notice”) provided to you (to the address and facsimile number specified below) not less than one Business Day prior to such specified date. Any such draft required to be delivered is referred to herein as a “Draft” and any such certificate required to be delivered is referred to herein as a “Certificate”.

Funds in Dollars under this Letter of Credit are available to you against your Draft and Certificate, each referring thereon to the number of this Letter of Credit, presented to the L/C Issuer at its office located at 1585 Broadway 2nd floor, New York NY 10036, Attention: Structured Credit Products, James J. Hill (Telephone: (212) 761-2514, Facsimile No.: (212) 507-8465), or such other person as shall be notified to you from time to time. If the L/C Issuer receives your Draft and Certificate, all in strict conformity with the terms and conditions of this Letter of Credit, not later than 10:00 a.m. (New York City time), on a Business Day prior to the termination hereof, we will honor the same by 5:00 p.m. (New York City time), on the same day in accordance with your payment instructions. If the L/C Issuer receives your Draft and Certificate at such office, all in strict conformity with the terms and conditions of this Letter of Credit, after 10:00 a.m. (New York City time) on a Business Day prior to the termination hereof, we will honor the same by 3:00 p.m. (New York City time) on the next succeeding Business Day in accordance with your payment instructions. Notwithstanding anything herein to the contrary, if the L/C Issuer shall have delivered an Available Amount Reduction Notice or an Early Termination Notice, the Beneficiary shall be deemed to have delivered, prior to 10:00 a.m. (New York City time), on the Available Amount Reduction Date or Early Termination Date, as applicable, a Draft strictly complying with the terms and conditions of this Letter of Credit to draw an amount equal to (a) in the case of an Early Termination Notice, the full Available Amount hereof and (b) in the case of an Available Amount Reduction Notice, the amount of the reduction in Available Amount set forth therein, and in either case any requirement hereunder for the delivery of any Certificate shall be waived. Multiple partial drawings under this Letter of Credit are permitted.

Payment under this Letter of Credit shall be made by wire transfer of Federal Reserve Bank of New York funds to (a) if such payment is made as a result of an actual delivery of your Draft and Certificate under this Letter of Credit, such account of the Beneficiary as the Beneficiary may notify to the L/C Issuer in writing from time to time, and (b) if such payment is made as a result of a deemed delivery of a Draft, [account information].

Payments made to you under the Backstop Letter of Credit (defined below) shall be deemed to constitute satisfaction of the L/C Issuer’s obligation to make payment hereunder to the extent of the amount so paid.

This Letter of Credit shall terminate at 10:00 a.m. (New York City time) on the Termination Date.

If a demand for payment does not conform to the terms and conditions of this Letter of Credit, the L/C Issuer will notify you thereof by telecommunication, within a reasonable time after such delivery of such demand for payment (not to exceed the time permitted for honor of a conforming demand), and the L/C Issuer shall hold all documents at your disposal or, at your option, return the same to you. Dishonor of your demand shall not prejudice your right to cure and re-present documents or to make a later demand before the termination hereof.

A-2

This Letter of Credit shall be governed by the Uniform Customs and Practice For Documentary Credits (1993 Revision) International Chamber of Commerce No. 500 (the “UCP”). As to matters not governed by the UCP, such matters shall be governed by and construed in accordance with the laws of the State of New York.

Telecommunications hereunder shall be made by telecopy or by telephone to the numbers set forth or referred to below, and notices that may be personally delivered or mailed shall be made (a) if to the L/C Issuer, to it at the address set forth above or otherwise notified to you from time to time and (b) if to the Beneficiary, to it at [NAME AND ADDRESS OF BENEFICIARY], Attn.: [_______________], Telephone: [_____________], Facsimile No.: [_____________].

We agree that any action or proceeding relating in any way to this Letter of Credit may be brought and enforced in the courts of the State of New York located in the Borough of Manhattan, or, to the fullest extent permitted under applicable law, of the United States of America for the Southern District of New York. Legal process may be served in connection with any suit, action or proceeding to the addresses and in the manner set forth herein.

In order to secure payment and performance of all its obligations hereunder (the “Secured Obligations”), the L/C Issuer hereby grants to the Beneficiary a continuing security interest in, and assigns its rights to all proceeds of, that certain Irrevocable Standby Letter of Credit No. [ ] issued on [__] to the L/C Issuer for the account of the Account Party by ELF Special Financing Ltd. (the “Backstop Letter of Credit”) (it being understood and agreed that such assignment shall be limited to an assignment of the “proceeds of a letter of credit” as defined in Section 5-114 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “UCC”)) and all proceeds thereof (collectively, the “Collateral”). Upon a default by the L/C Issuer in the payment or performance of any Secured Obligation, the Beneficiary may exercise any remedy available to it as a secured party under the UCC or other applicable law with respect to the Collateral.

Very truly yours,
MORGAN STANLEY CAPITAL SERVICES INC., as L/C Issuer
By:
Name:
Title:

A-3

Annex A

[Form of Certificate for Draft]

CERTIFICATE FOR DRAWING

Irrevocable Letter of Credit No. [IPG___-__]

The undersigned, a duly authorized representative of the undersigned Beneficiary, hereby certifies to Morgan Stanley Capital Services Inc. (the “L/C Issuer”), with reference to Irrevocable Standby Letter of Credit No. [___] (the “Letter of Credit”, the terms defined therein and not otherwise defined herein being used herein as therein defined) issued by the L/C Issuer in favor of the Beneficiary, as follows:

(a)	The Beneficiary is making a drawing under the Letter of Credit.
(b)	INSERT APPROPRIATE OPTION:

(1)   [A drawing has been made under Beneficiary L/C No. [__] issued by the Beneficiary or one of its affiliates on [__] to [__]; the dollar equivalent of which is $[__]. The amount of the Draft accompanying this Certificate is equal to $[__]1, which does not exceed the Available Amount of $[__].]

OR

(2)   [The Draft and this Certificate are being delivered to you after the day that is three Business Days prior to the Stated Expiration Date because no other substitute arrangement has been made to support Beneficiary L/C No. [    ] issued by the Beneficiary or one of its affiliates on [     ] to [     ]. The amount of the Draft accompanying this Certificate is equal to $[__], which does not exceed the Available Amount of $[__].]

OR

(3)   [We have determined that the dollar equivalent of the [face amount] of the letters of credit supported by the Letter of Credit exceed the Available Amount of the Letter of Credit. The Account Party and/or the L/C Issuer has notified us that the Available Amount of the Letter of Credit will not be increased by an amount sufficient to eliminate such excess, and sufficient deposits to cash deposit accounts

_________________________

1 The amount of the draft should not be greater than the dollar equivalent of the amount of the drawing referred to in the preceding sentence.

A-4

maintained by the Account Party with us to support such letters of credit have not been made within the time period required. The amount of the Draft accompanying this Certificate is equal to $[__], which does not exceed the Available Amount of $[__].]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the       day of           , 20[__].

By:
Name:
Title:

A-5

EXHIBIT B-1

[INITIAL DOLLAR BACKSTOP LETTER OF CREDIT]

DOLLAR LETTER OF CREDIT

No. 109

June 13, 2006

Citibank, N.A.

388 Greenwich Street – 21st floor

New York, NY 10013

Attention: Julio Ojea Quintana

Ladies and Gentlemen:

We, MORGAN STANLEY CAPITAL SERVICES INC. (the “L/C Issuer”), hereby establish, at the request and for the account of THE INTERPUBLIC GROUP OF COMPANIES, INC. (the “Account Party”), in your favor, as beneficiary (the “Beneficiary”), our Irrevocable Standby Letter of Credit No. 109 in an amount equal to the Available Amount (as defined below), effective immediately and expiring at 10:00 a.m. (New York City time) on the Termination Date (as defined below). For the purpose hereof, “Dollar” and “$” mean the lawful currency of the United States.

This Letter of Credit has been issued in your favor in support of certain letters of credit that you or your affiliates may issue for the account of the Account Party from time to time (the “Beneficiary L/Cs”). The “Available Amount” under this Letter of Credit means, at any time, (a) $56,900,000 minus (b) the amount of any reduction in the Available Amount required pursuant to a notice (the “Available Amount Reduction Notice”) delivered by the L/C Issuer prior to such time, which reduction shall take effect at 10:00 a.m. (New York City time) on the Available Amount Reduction Date minus (c) without duplication of any reduction pursuant to clause (b), the amount of any drawing hereunder prior to such time. “Available Amount Reduction Date” means the date specified as the Available Amount Reduction Date in an Available Amount Reduction Notice delivered not later than one Business Day prior to such specified date.

We hereby irrevocably authorize you to draw on us, in accordance with the terms and conditions hereof, upon the receipt by us of (a) your draft, payable at sight and (b) a certificate, in substantially the form of Annex A attached hereto, which shall be signed by one of your authorized representatives, in each case presented to the L/C Issuer on a day of the year other than a Saturday or a Sunday or a day on which banking institutions in New York City or Chicago, Illinois are authorized or required by law, regulation or executive order to close (a “Business Day”) on or before the termination hereof. “Termination Date” means the earlier of (a) June 1, 2009 (the “Stated Expiration Date”) and (b) the Early Termination Date. “Early

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Termination Date” means the Business Day specified as the “Early Termination Date” in a notice of the termination of this Letter of Credit (an “Early Termination Notice”) provided to you (to the address and facsimile number specified below) not less than one Business Day prior to such specified date. Any such draft required to be delivered is referred to herein as a “Draft” and any such certificate required to be delivered is referred to herein as a “Certificate”.

Funds in Dollars under this Letter of Credit are available to you against your Draft and Certificate, each referring thereon to the number of this Letter of Credit, presented to the L/C Issuer at its office located at 1585 Broadway 2nd floor, New York NY 10036, Attention: Structured Credit Products, James J. Hill (Telephone: (212) 761-2514, Facsimile No.: (212) 507-8465), or such other person as shall be notified to you from time to time. If the L/C Issuer receives your Draft and Certificate, all in strict conformity with the terms and conditions of this Letter of Credit, not later than 10:00 a.m. (New York City time), on a Business Day prior to the termination hereof, we will honor the same by 5:00 p.m. (New York City time), on the same day in accordance with your payment instructions. If the L/C Issuer receives your Draft and Certificate at such office, all in strict conformity with the terms and conditions of this Letter of Credit, after 10:00 a.m. (New York City time) on a Business Day prior to the termination hereof, we will honor the same by 3:00 p.m. (New York City time) on the next succeeding Business Day in accordance with your payment instructions. Notwithstanding anything herein to the contrary, if the L/C Issuer shall have delivered an Available Amount Reduction Notice or an Early Termination Notice, the Beneficiary shall be deemed to have delivered, prior to 10:00 a.m. (New York City time), on the Available Amount Reduction Date or Early Termination Date, as applicable, a Draft strictly complying with the terms and conditions of this Letter of Credit to draw an amount equal to (a) in the case of an Early Termination Notice, the full Available Amount hereof and (b) in the case of an Available Amount Reduction Notice, the amount of the reduction in Available Amount set forth therein, and in either case any requirement hereunder for the delivery of any Certificate shall be waived. Multiple partial drawings under this Letter of Credit are permitted.

Payment under this Letter of Credit shall be made by wire transfer of Federal Reserve Bank of New York funds to (a) if such payment is made as a result of an actual delivery of your Draft and Certificate under this Letter of Credit, such account of the Beneficiary as the Beneficiary may notify to the L/C Issuer in writing from time to time, and (b) if such payment is made as a result of a deemed delivery of a Draft, to Account No. 30635795 Citi/Interpublic Citibank f/a/o Interpublic Group of Companies Inc.

Payments made to you under the Backstop Letter of Credit (defined below) shall be deemed to constitute satisfaction of the L/C Issuer’s obligation to make payment hereunder to the extent of the amount so paid.

This Letter of Credit shall terminate at 10:00 a.m. (New York City time) on the Termination Date.

If a demand for payment does not conform to the terms and conditions of this Letter of Credit, the L/C Issuer will notify you thereof by telecommunication, within a reasonable time

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after such delivery of such demand for payment (not to exceed the time permitted for honor of a conforming demand), and the L/C Issuer shall hold all documents at your disposal or, at your option, return the same to you. Dishonor of your demand shall not prejudice your right to cure and re-present documents or to make a later demand before the termination hereof.

This Letter of Credit shall be governed by the Uniform Customs and Practice For Documentary Credits (1993 Revision) International Chamber of Commerce No. 500 (the “UCP”). As to matters not governed by the UCP, such matters shall be governed by and construed in accordance with the laws of the State of New York.

Telecommunications hereunder shall be made by telecopy or by telephone to the numbers set forth or referred to below, and notices that may be personally delivered or mailed shall be made (a) if to the L/C Issuer, to it at the address set forth above or otherwise notified to you from time to time and (b) if to the Beneficiary, to it at Citibank, N.A., 388 Greenwich Street – 21st floor, Attn.: Julio Ojea Quintana, Telephone: 212-816-8497, Facsimile: 649-291-1783.

We agree that any action or proceeding relating in any way to this Letter of Credit may be brought and enforced in the courts of the State of New York located in the Borough of Manhattan, or, to the fullest extent permitted under applicable law, of the United States of America for the Southern District of New York. Legal process may be served in connection with any suit, action or proceeding to the addresses and in the manner set forth herein.

In order to secure payment and performance of all its obligations hereunder (the “Secured Obligations”), the L/C Issuer hereby grants to the Beneficiary a continuing security interest in, and assigns its rights to all proceeds of, that certain Irrevocable Standby Letter of Credit No. 1 issued on June 13, 2006 to the L/C Issuer for the account of the Account Party by ELF Special Financing Ltd. (the “Backstop Letter of Credit”) (it being understood and agreed that such assignment shall be limited to an assignment of the “proceeds of a letter of credit” as defined in Section 5-114 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “UCC”)) and all proceeds thereof (collectively, the “Collateral”). Upon a default by the L/C Issuer in the payment or performance of any Secured Obligation, the Beneficiary may exercise any remedy available to it as a secured party under the UCC or other applicable law with respect to the Collateral.

Very truly yours,
MORGAN STANLEY CAPITAL SERVICES INC., as L/C Issuer
By:
Name:
Title:

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Annex A

[Form of Certificate for Draft]

CERTIFICATE FOR DRAWING

Irrevocable Letter of Credit No. 109

The undersigned, a duly authorized representative of the undersigned Beneficiary, hereby certifies to Morgan Stanley Capital Services Inc. (the “L/C Issuer”), with reference to Irrevocable Standby Letter of Credit No. 109 (the “Letter of Credit”, the terms defined therein and not otherwise defined herein being used herein as therein defined) issued by the L/C Issuer in favor of the Beneficiary, as follows:

(c)	The Beneficiary is making a drawing under the Letter of Credit.
(d)	INSERT APPROPRIATE OPTION:

(1)   [A drawing has been made under Beneficiary L/C No. [__] issued by the Beneficiary or one of its affiliates on [__] to [__]; the dollar equivalent of which is $[__]. The amount of the Draft accompanying this Certificate is equal to $[__]2, which does not exceed the Available Amount of $[__].]

OR

(2)   [The Draft and this Certificate are being delivered to you after the day that is three Business Days prior to the Stated Expiration Date because no other substitute arrangement has been made to support Beneficiary L/C No. [    ] issued by the Beneficiary or one of its affiliates on [     ] to [     ]. The amount of the Draft accompanying this Certificate is equal to $[__], which does not exceed the Available Amount of $[__].]

OR

(3)   [We have determined that the dollar equivalent of the [face amount] of the letters of credit supported by the Letter of Credit exceed the Available Amount of the Letter of Credit. The Account Party and/or the L/C Issuer has notified us that the Available Amount of the Letter of Credit will not be increased by an amount sufficient to eliminate such excess, and sufficient deposits to cash deposit accounts

_________________________

2 The amount of the draft should not be greater than the dollar equivalent of the amount of the drawing referred to in the preceding sentence.

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maintained by the Account Party with us to support such letters of credit have not been made within the time period required. The amount of the Draft accompanying this Certificate is equal to $[__], which does not exceed the Available Amount of $[__].]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the       day of           , 20[__].

By:
Name:
Title:

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[INITIAL STERLING BACKSTOP LETTER OF CREDIT]

STERLING LETTER OF CREDIT

No. 110

June 13, 2006

Citibank, N.A.

388 Greenwich Street – 21st floor

New York, NY 10013

Attention: Julio Ojea Quintana

Ladies and Gentlemen:

We, MORGAN STANLEY CAPITAL SERVICES INC. (the “L/C Issuer”), hereby establish, at the request and for the account of THE INTERPUBLIC GROUP OF COMPANIES, INC. (the “Account Party”), in your favor, as beneficiary (the “Beneficiary”), our Irrevocable Transferable Standby Letter of Credit No. 110 in the amount of £81,400,000 (the “Stated Amount”), that is available, effective immediately and expiring at 9:00 a.m. (New York City time) on the Termination Date (as defined below). For the purpose hereof “Sterling” and “£” mean the lawful currency of the United Kingdom.

This Letter of Credit has been issued in your favor in support of certain Sterling-denominated letters of credit that you or your affiliates may issue for the account of the Account Party from time to time (the “Beneficiary L/Cs”). We hereby irrevocably authorize you to draw on us, in a single drawing in the full amount of the Stated Amount and otherwise in accordance with the terms and conditions hereof, upon the receipt by us of (i) your draft, payable at sight and (ii) a certificate, in substantially the form of Annex A attached hereto, which shall be signed by one of your authorized representatives, in each case presented to the L/C Issuer on a day of the year other than a Saturday or a Sunday or a day on which banking institutions in New York City, Chicago, Illinois, or London, England, are authorized or required by law, regulation or executive order to close (a “Business Day”) on or before the termination hereof. “Termination Date” means the earliest of (a) June 1, 2009, (b) the Early Termination Date and (c) the date upon which any drawing (or deemed drawing) is fully funded hereunder (immediately after giving effect to such funding). “Early Termination Date” means the Business Day specified as the “Early Termination Date” in a notice of the termination of this Letter of Credit (an “Early Termination Notice”) provided to you (to the address and facsimile number specified below) not less than one Business Day prior to such specified date. Any such draft required to be delivered is referred to herein as a “Draft” and any such certificate required to be delivered is referred to herein as a “Certificate”.

Funds in Sterling under this Letter of Credit are available to you against your Draft and Certificate, each referring thereon to the number of this Letter of Credit, presented to the L/C

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Issuer at its office located at 1585 Broadway 2nd floor, New York NY 10036, Attention: Structured Credit Products, James J. Hill (Telephone: (212) 761-2514, Facsimile No.: (212) 507-8465), or such other person as shall be notified to you from time to time. If the L/C Issuer receives your Draft and Certificate, all in strict conformity with the terms and conditions of this Letter of Credit, not later than 9:00 a.m. (New York City time), on a Business Day prior to the termination hereof, we will honor the same by 5:00 p.m. (New York City time), on the same day in accordance with your payment instructions. If the L/C Issuer receives your Draft and Certificate at such office, all in strict conformity with the terms and conditions of this Letter of Credit, after 9:00 a.m. (New York City time) on a Business Day prior to the termination hereof, we will honor the same by 3:00 p.m. (New York City time) on the next succeeding Business Day in accordance with your payment instructions. Notwithstanding anything herein to the contrary, if the L/C Issuer shall have delivered an Early Termination Notice, the Beneficiary shall be deemed to have delivered, prior to 9:00 a.m. (New York City time) on the Early Termination Date, a Draft strictly complying with the terms and conditions of this Letter of Credit to draw an amount equal to the full Stated Amount hereof and any requirement hereunder for the delivery of any Certificate in connection therewith shall be waived. Multiple partial drawings under this Letter of Credit are not permitted.

Payment under this Letter of Credit shall be made by wire transfer of same-day funds to (a) if such payment is made as a result of an actual delivery of your Draft and Certificate under this Letter of Credit, such account of the Beneficiary as the Beneficiary may notify to the L/C Issuer in writing from time to time, and (b) if such payment is made as a result of a deemed delivery of a Draft, to such account of the Account Party maintained at the Beneficiary as the Beneficiary and the Account Party shall jointly notify to the L/C Issuer in writing after the date hereof.

This Letter of Credit shall terminate at 9:00 a.m. (New York City time) on the Termination Date.

If a demand for payment does not conform to the terms and conditions of this Letter of Credit, the L/C Issuer will notify you thereof by telecommunication, within a reasonable time after such delivery of such demand for payment (not to exceed the time permitted for honor of a conforming demand), and the L/C Issuer shall hold all documents at your disposal or, at your option, return the same to you. Dishonor of your demand shall not prejudice your right to cure and re-present documents or to make a later demand before the termination hereof.

This Letter of Credit shall be governed by the Uniform Customs and Practice For Documentary Credits (1993 Revision) International Chamber of Commerce No. 500 (the “UCP”). As to matters not governed by the UCP, such matters shall be governed by and construed in accordance with the laws of the State of New York.

Telecommunications hereunder shall be made by telecopy or by telephone to the numbers set forth or referred to below, and notices that may be personally delivered or mailed shall be made (a) if to the L/C Issuer, to it at the address set forth above or otherwise notified to you from time to time and (b) if to the Beneficiary, to it at Citibank, N.A., 388 Greenwich Street – 21st floor, Attn.: Julio Ojea Quintana, Telephone: 212-816-8497, Facsimile: 649-291-1783.

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We agree that any action or proceeding relating in any way to this Letter of Credit may be brought and enforced in the courts of the State of New York located in the Borough of Manhattan, or, to the fullest extent permitted under applicable law, of the United States of America for the Southern District of New York. Legal process may be served in connection with any suit, action or proceeding to the addresses and in the manner set forth herein.

This Letter of Credit may be transferred in its entirety, but not in part, and such transferred Letter of Credit may be successively transferred, in each case subject to the prior written consent of the L/C Issuer.

In order to secure payment and performance of all of its obligations hereunder (the “Secured Obligations”), the L/C Issuer hereby (i) grants to the Beneficiary a continuing security interest in, and assigns its rights to all proceeds of, that certain Irrevocable Standby Letter of Credit No. 2 issued on June 13, 2006 to the L/C Issuer for the account of the Account Party by ELF Special Financing Ltd. (the “Backstop Letter of Credit”) (it being understood and agreed that such assignment shall be limited to an assignment of the “proceeds of a letter of credit” as defined in Section 5-114 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “UCC”)) and all proceeds thereof and (ii) grants to the Beneficiary a continuing security interest in the Cash Collateral Account (as defined in the Backstop Letter of Credit) and any funds deposited therein from time to time and all proceeds thereof (the property in which a security interest is granted pursuant to the foregoing clauses (i) and (ii) the “Collateral”). Upon a default by the L/C Issuer in the payment or performance of any Secured Obligation, the Beneficiary may exercise any remedy available to it as a secured party under the UCC or other applicable law with respect to the Collateral. Upon (i) payment by the L/C Issuer of the amount of a drawing hereunder in accordance with the terms hereof or (ii) the termination or expiration of this Letter of Credit without a valid drawing having been made or deemed made hereunder, cash and other assets held in the Cash Collateral Account may be withdrawn by the L/C Issuer (and upon such withdrawal shall be automatically released from the security interest granted by this paragraph), and the Beneficiary agrees to pay over to the L/C Issuer all amounts then held in the Cash Collateral Account. Except as set forth in the preceding sentence, the L/C Issuer may not withdraw cash or other amounts held in the Cash Collateral Account from time to time.

Very truly yours,
MORGAN STANLEY CAPITAL SERVICES INC., as L/C Issuer
By:
Name:
Title:

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Acknowledged and agreed to by:

CITIBANK, N.A., as Beneficiary
By:
Name:
Title:

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Annex A

[Form of Certificate for Draft]

CERTIFICATE FOR DRAWING

Irrevocable Transferable Letter of Credit No. 110

The undersigned, a duly authorized representative of the undersigned Beneficiary, hereby certifies to Morgan Stanley Capital Services Inc. (the “L/C Issuer”), with reference to Irrevocable Standby Letter of Credit No. 110 (the “Letter of Credit”, the terms defined therein and not otherwise defined herein being used herein as therein defined) issued by the L/C Issuer in favor of the Beneficiary, as follows:

(e)	The Beneficiary is making a drawing under the Letter of Credit.
(f)	INSERT APPROPRIATE OPTION:

[A “Bankruptcy” (as defined in the 2003 ISDA Credit Derivative Definitions) has occurred with respect to The Interpublic Group of Companies, Inc. The amount of the Draft accompanying this Certificate is £[__], which equals the Stated Amount.]

OR

[1. [We have] [Our affiliate, [________] has] funded a drawing under the Irrevocable Standby Letter of Credit No. [__] issued on [__] to the beneficiary thereunder in an amount equal to £[___] (the “Beneficiary L/C Drawing Amount”).

2. The Account Party is obligated, and has failed to reimburse [us] [_______] for the Beneficiary L/C Drawing Amount within any applicable grace period (after the satisfaction of any conditions precedent to the commencement of such grace period or, if no grace period is specified, within three Grace Period Business Days (as defined in the 2003 ISDA Credit Derivative Definitions)) of the date when due.

3. The U.S. dollar equivalent of the Beneficiary L/C Drawing Amount, determined at the time of such failure to pay, exceeds US$1,000,000.

4. The amount of the Draft accompanying this Certificate is £[__], which equals the Stated Amount.]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the       day of           , 20[__].

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[NAME OF BENEFICIARY]
By:
Name:
Title:

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EXHIBIT C

[FORM OF MORGAN STANLEY GUARANTEE]

June 13, 2006

To:	Citibank, N.A. (“Citibank”)

Ladies and Gentlemen:

In consideration of Citibank’s agreement to issue letters of credit for the account of The Interpublic Group of Companies, Inc. subject to the receipt of certain letters of credit issued by Morgan Stanley Capital Services, Inc. (hereinafter “MSCS”), Morgan Stanley, a Delaware corporation (hereinafter “MS”), hereby irrevocably and unconditionally guarantees to Citibank, with effect from the date hereof, the due and punctual payment of all amounts payable by MSCS under the Letters of Credit No. 109 and 110, each dated June 13, 2006, (each, as amended from time to time, a “Letter of Credit”) when the same shall become due and payable in accordance with the terms of such Letter of Credit and giving effect to any applicable grace period. Upon failure of MSCS punctually to pay any such amounts, and upon written demand by Citibank to MS at its address set forth in the signature block of this Guarantee (or to such other address as MS may specify in writing), MS agrees to pay or cause to be paid such amounts in the same currency and at the same payment office as provided in the applicable Letter of Credit; provided that delay by Citibank in giving such demand shall in no event affect MS’s obligations under this Guarantee.

MS hereby agrees that its obligations hereunder with respect to each Letter of Credit shall be unconditional and will not be discharged except by complete payment of the amounts payable under such Letter of Credit, irrespective of any claim as to such Letter of Credit’s validity, regularity or enforceability or the lack of authority of MSCS to execute or deliver such Letter of Credit; or any change in or amendment to such Letter of Credit; or any waiver or consent by Citibank with respect to any provisions thereof; or the absence of any action to enforce such Letter of Credit, or the recovery of any judgment against MSCS or of any action to enforce a judgment against MSCS under the Letter of Credit; any similar circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor generally.

MS hereby waives diligence, presentment, demand on MSCS for payment or otherwise (except as provided hereinabove), filing of claims, requirement of a prior proceeding against MSCS and protest or notice, except as provided for in any Letter of Credit with respect to amounts payable by MSCS thereunder. If at any time payment under any Letter of Credit is rescinded or must be otherwise restored or returned by Citibank upon the insolvency, bankruptcy or reorganization of MSCS or MS or otherwise, MS’s obligations hereunder with respect to such payment shall be reinstated upon such restoration or return being made by Citibank.

MS represents to Citibank as of the date hereof:

1.            it is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full power and legal right to execute and deliver this Guarantee and to perform the provisions of this Guarantee on its part to be performed;

2.            its execution, delivery and performance of this Guarantee have been and remain duly authorized by all necessary corporate action and do not contravene any provision of its certificate of incorporation or by-laws or any law, regulation or contractual restriction binding on it or its assets;

3.            all consents, authorizations, approvals and clearances (including, without limitation, any necessary exchange control approval) and notifications, reports and registrations requisite for its due execution, delivery and performance of this Guarantee have been obtained from or, as the case may be, filed with the relevant governmental authorities having jurisdiction and remain in full force and effect and all conditions thereof have been duly complied with and no other action by, and no notice to or filing with, any governmental authority having jurisdiction is required for such execution, delivery or performance; and

4.            this Guarantee is its legal, valid and binding obligation enforceable against it in accordance with its terms except as enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ right or by general equity principles.

By accepting this Guarantee, Citibank agrees that MS shall be subrogated to all rights of Citibank against MSCS in respect of any amounts paid by MS pursuant to this Guarantee with respect to any Letter of Credit, provided that MS shall be entitled to enforce or to receive any payment arising out of or based upon such right of subrogation only to the extent that it has paid all amounts payable by MSCS under such Letter of Credit.

This Guarantee shall expire on June 1, 2009. Such expiration or termination shall not, however, affect or reduce MS’s obligation hereunder for any liability of MSCS incurred with respect to any Letter of Credit prior to such expiration or termination.

This Guarantee shall be governed by and construed in accordance with the laws of the State of New York. All capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the Letter of Credit.

MORGAN STANLEY

By:___________________________________

Name:

Title:

Address:	1585 Broadway
New York, NY 10036

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EXHIBIT D-1

[FORM OF OPINION OF

CLEARY GOTTLIEB STEEN & HAMILTON LLP]

[Effective Date]

Citibank, N.A.

Two Penns Way, Suite 200

New Castle, Delaware 19720

Ladies and Gentlemen:

We have acted as special counsel to The Interpublic Group of Companies, Inc., a Delaware corporation (the “Company”), in connection with that certain Letter of Credit Agreement dated as of [_______], 2006 (the “Agreement”), between the Company and Citibank, N.A. This opinion is furnished to you pursuant to Section 3.01(e)(iii) of the Agreement.

In arriving at the opinions expressed below, we have reviewed the following documents:

(1)	an executed copy of the Agreement; and
(2)	the other documents furnished by the Company pursuant to Article 3 of the Agreement.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed (including, without limitation, the accuracy of the representations and warranties of the Company in the Agreement).

Based on the foregoing and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.            The Company has corporate power to enter into the Agreement and to perform its obligations thereunder.

2.            The execution and delivery by the Company of the Agreement have been duly authorized by all necessary corporate action of the Company.

3.            The performance by the Company of its obligations under the Agreement (a) does not require any consent, approval, authorization, registration or qualification of or with any governmental authority of the United States, the State of Delaware or the State of New York and (b) does not result in a violation of any applicable United States federal or New York State law or published rule or regulation or the Delaware General Corporation Law.

4.            The Agreement is a valid, binding and enforceable agreement of the Company.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that each party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America, the law of the State of New York or the General Corporation Law of the State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

We express no opinion as to the enforceability of Section 7.10 of the Agreement relating to currency indemnity.

We note that by statute New York provides that a judgment or decree rendered in a currency other than Dollars shall be converted into Dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding federal statute and no controlling federal court decision on this issue. Accordingly, we express no opinion as to whether a federal court would award a judgment in a currency other than Dollars or, if it did so, whether it would order conversion of the judgment into Dollars.

We note that the designation in Section 7.11(a) of the Agreement of the U.S. federal courts sitting in New York City as the venue for actions or proceedings relating to the Agreement is (notwithstanding the waiver in Section 7.11(b) of the Agreement) subject to the power of such federal court to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such action or proceeding.

With respect to the first sentence of Section 7.11(a) of the Agreement, we express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Agreement where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist.

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The opinion expressed in paragraph 3 above relates only to those laws, rules and regulations that, in our experience, are normally applicable to general business entities with respect to performance of transactions of the type referred to in the Agreement.

The foregoing opinions are limited to the law of the State of New York, the General Corporation Law of the State of Delaware and the federal law of the United States, but we express no opinion as to any state securities or Blue Sky laws or United States federal securities laws.

We are furnishing this opinion letter to you solely for your benefit in connection with the Agreement. This opinion letter is not to be relied on or furnished to any other person or used, circulated, quoted or otherwise referred to for any other purpose. Notwithstanding the foregoing, you may show this opinion to any governmental authority pursuant to requirements of applicable law or regulations. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any governmental authority or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,
CLEARY GOTTLIEB STEEN & HAMILTON LLP
By:

D-1-3

EXHIBIT D-2

[FORM OF OPINION OF

IN-HOUSE COUNSEL OF THE COMPANY]

[Effective Date]

Citibank, N.A.

Two Penns Way, Suite 200

New Castle, Delaware 19720

Letter of Credit Agreement

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 3.01(e)(iii) of the Letter of Credit Agreement dated as of [________], 2006 (the “Agreement”), between The Interpublic Group of Companies, Inc. (the “Company”) and Citibank, N.A.. Terms defined in the Agreement are used herein as therein defined.

I have acted as General Counsel for the Company in connection with the preparation, execution and delivery of the Agreement.

In arriving at the opinions expressed below, I have examined the following documents:

(1)          An executed copy of the Agreement.

(2)          The documents furnished by the Company pursuant to Article 3 of the Agreement.

(3)          A copy of the Restated Certificate of Incorporation of the Company and all amendments thereto (the “Charter”).

(4)          A copy of the bylaws of the Company and all amendments thereto (the “Bylaws”).

(5)          A certificate of the Secretary of State of the State of Delaware, dated __________, 2006, attesting to the continued corporate existence and good standing of the Company in that State.

In addition, I have examined the originals, or copies certified or otherwise identified to my satisfaction, of such other corporate records of the Company, certificates of public officials and of officers of the Company and such other persons as I have deemed necessary as a basis for the opinions expressed below.

In rendering the opinions expressed below, I have assumed the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies. In addition, I have assumed and have not verified the accuracy as to factual matters of each document I have reviewed (including, without limitation, the accuracy of the representations and warranties of the Company in the Agreement).

Based upon the foregoing and subject to the further assumptions and qualifications set forth below, it is my opinion that:

1.            The Company is a corporation validly existing and in good standing under the laws of the State of Delaware.

2.            The execution, delivery and performance by the Company of the Agreement, and the consummation of the transactions contemplated thereby, are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Charter or the Bylaws or (ii) any material contractual or legal restriction known to me contained in any material document to which the Company is a party or by which it is bound. The Agreement has been duly executed and delivered on behalf of the Company.

3.            To the best of my knowledge, no authorization, approval or other action by, and no notice to or filing with, any third party is required for the execution, delivery and performance by the Company of the Agreement.

4.            To the best of my knowledge, there are no pending or overtly threatened actions or proceedings against the Company or any of its Consolidated Subsidiaries before any court, governmental agency or arbitrator that purport to affect the validity, binding effect or enforceability of the Agreement or the consummation of the transactions contemplated thereby or, except as disclosed in the Company’s reports filed with the Securities and Exchange Commission prior to the Effective Date, that are likely to have a materially adverse effect upon the financial condition or operations of the Company and its Consolidated Subsidiaries taken as a whole.

With regard to clause (ii) of paragraph 2 above, I express no opinion as to whether the deposit of cash into any L/C Cash Deposit Account would be permissible under the applicable lien covenants (all of which permit the Company to create liens in an amount based on its consolidated net worth) at the time such cash is provided.

The foregoing opinions are limited to the law of the State of New York, the General Corporation Law of the State of Delaware and the federal law of the United States.

I am furnishing this opinion letter to you solely for your benefit in connection with the Agreement. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose. Notwithstanding the foregoing, you may show this opinion to any governmental authority pursuant to requirements of applicable law or

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regulations. The opinions expressed herein are, however, rendered on and as of the date hereof, and I assume no obligation to advise you or any governmental authority or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

Nicholas J. Camera, General Counsel

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